UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Event Earliest Reported): September 18, 2012 (September 12, 2012)

Vinyl Products, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52769	26-0295367
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30950 Rancho Viejo Rd #120, San Juan Capistrano, CA 92675

(Address of principal executive offices)

(949) 373-7281

 (Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Buffalo Boss Transaction

On September 12, 2012, Vinyl Products, Inc. (”Vinyl” “we” or the “Company”) entered into a binding letter of intent (the “Agreement”) to merge with Buffalo Boss Holdings, Inc. (“Buffalo Boss”). Additionally, the parties have agreed that within sixty (60) days following the purchase of 3,000,000 shares of common stock of Buffalo Boss by Vinyl for $324,000, Buffalo Boss shall grant Vinyl a master franchise agreement for no initial master franchise fee, which shall cover the United Kingdom and Canada (“Master Franchise Agreement”).  Buffalo Boss operates an organic fast food chicken wing restaurant located in Brooklyn, New York and has entered into an agreement to open a second location in the Barclays Center located in Brooklyn, New York. Upon closing of the merger with Buffalo Boss, we have agreed to issue no less than 50,000,000 and up to 75,000,000 shares of our common stock with Vinyl Products, Inc. being the surviving company (the “Merger”). Immediately following the Merger, the Company shall change its name to Buffalo Boss Holdings, Inc. or Buffalo Boss International, Inc. as determined solely by Buffalo Boss. Upon completion of the Merger, the Company will have 75,000,000 shares of its common stock issued and outstanding.

The Merger is subject to the following conditions:

•	The purchase of 3,000,000 shares of common stock of Buffalo Boss by Vinyl for $324,000, prior to the Merger;
•	The completion of audited financial statements for Buffalo Boss for the years ended December 31, 2010 and 2011 and unaudited financial statements for Buffalo Boss for the nine month period ended September 30, 2012; and
•	The settlement of all outstanding Company liabilities.

If the Company fails or refuses to close the Merger by December 31, 2012, Buffalo Boss may terminate the Agreement. Additionally, the Agreement may be terminated by the mutual consent of the parties, or if there is a material breach of any representation or warranty by the Company or Buffalo Boss.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 18, 2012

VINYL PRODUCTS, INC.

By:	/s/ Doug Brackin
Doug Brackin
Chief Executive Officer
(Principal Executive Officer)

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